Exhibit 99.1

Starbucks Investor Relations Contact:	Starbucks Media Contact:
JoAnn DeGrande	Deb Trevino
206.318.7118	206.318.7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Announces First Ever Cash Dividend
Authorizes Additional Share Buyback
Company to Outline its Strategy for Profitable Growth
at Annual Meeting of Shareholders

SEATTLE; March 24, 2010 — Starbucks Corporation (Nasdaq: SBUX) today announced that its Board of Directors has approved the initiation of a cash dividend to its shareholders. The quarterly dividend of $0.10 per share will be paid on April 23, 2010, to shareholders of record on the close of business on April 7, 2010. While future dividends will be subject to Board approval, Starbucks announced that it is initially targeting a dividend payout range of 35 percent to 40 percent of net income.
Starbucks Board of Directors has also authorized the repurchase of 15 million shares of the Company’s common stock. This authorization is in addition to 6.3 million shares that remain available for repurchase under previous authorizations.
“We are confident in the overall financial strength of our business and the strong cash flow it continues to generate,” said Troy Alstead, executive vice president and cfo. “Starbucks solid cash position and cash flow outlook enable the Company to invest in future profitable growth through stores, innovation and new platforms, while also returning cash to our shareholders through the initiation of a dividend and future share repurchases.”
Later today, Starbucks will hold its 2010 Annual Meeting of Shareholders, where Howard Schultz, Starbucks chairman, president and ceo, and the Company’s leadership team will outline future plans for disciplined, profitable growth. The event will be broadcast live over the Internet and can be accessed at http://investor.starbucks.com.
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About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.
Forward-Looking Statements
This release contains forward-looking statements, which are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, and/or regulatory factors, and other risks detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update any of these forward-looking statements.
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